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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement previously filed on Form S-3 (333-11465) and related Prospectus and Prospectus Supplement of dj Orthopedics, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2003, with respect to the consolidated financial statements and schedule of dj Orthopedics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission, which Registration Statement has been incorporated by reference into the Registration Statement on Form S-3 dated on or about February 18, 2004.

                      /s/  ERNST & YOUNG LLP

San Diego, California
February 16, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS